Exhibit 10.4

NON-EMPLOYEE DIRECTOR

STOCK OPTION AGREEMENT

[Date]

[NAME] (“Grantee”)

[ADDRESS]

[ADDRESS]

Dear                     :

Adolor Corporation, a Delaware corporation (the “Company”), and the Grantee hereby enter into this Stock Option Agreement (the “Agreement”), effective as of [DATE] (the “Grant Date”).

All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Adolor Corporation 2003 Stock Based Incentive Compensation Plan, as amended and restated (the “Plan”).

1.	Grant of Option.

Pursuant to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants (“Grant”) to Grantee, as of the Grant date, a Non-Qualified Option (the “Option”) to purchase              shares (the “Shares”) of common stock of the Company, $0.0001 par value (“Common Stock”), at an exercise price of $             per share.

This Grant shall become null and void unless Grantee shall accept these terms and conditions by executing this Agreement below and returning it to the Company’s Finance Department. By accepting the Grant, Grantee agrees to be bound by the terms of the Plan and this Agreement and further agrees that all of the decisions and determinations of the Committee (as defined in the Plan) with respect to the Deferred Stock shall be final and binding. The Company will not issue certificates for any portion of the Shares until all of the restrictions on that portion of the Shares have lapsed.

Unless sooner terminated in accordance with the provisions of the Plan or this Agreement, this Option will terminate at the close of business on [EXPIRATION DATE] (the “Expiration Date”).

2.	Option Nontransferable.

This Option is not transferable or assignable by the Grantee other than by will or by the laws of descent and distribution, and during the lifetime of the Grantee, this Option is exercisable only by the Grantee. Upon the death of the Grantee, the Person to whom the rights under this Option have passed by will or by the laws of descent and distribution may exercise this Option only in accordance with this Agreement and the provisions of the Plan.

3.	Vesting and Exercise of Option.

The Option shall vest and be fully exercisable on [ONE YEAR FOLLOWING GRANT DATE]; provided, however, that if prior to [ONE YEAR FOLLOWING GRANT DATE] the Grantee ceases to be a member of the Board of Directors of the Company (the “Board”) for any reason other than for cause, the vesting of the Option shall accelerate so that the Option becomes immediately exercisable with respect to one twelfth (1/12) of the Shares underlying the Option for each full month that has elapsed between the Grant Date and the date the Grantee ceases to be a member of the Board.

Grantee may elect at any time while a member of the Board to exercise in full the Shares subject to this Option prior to the vesting of the Option. Any such shares purchased prior to their vesting: (i) shall vest in accordance with the vesting schedule otherwise applicable to the Option; and (ii) shall be subject to a repurchase right in favor of the Company in the event of a termination of service as set forth in Section 8 of the Plan (a “Termination Event”). The repurchase right of the Company shall be for any unvested shares and shall be at a price equal to the lesser of (x) the exercise price of such shares, or (y) the Fair Market Value of such shares on the date of repurchase, which right must be exercised by the Company within 90 days of the Termination Event; provided that if the Company does not exercise such repurchase right within such 90-day period, the Option shall become fully and immediately vested.

The option price of the shares of Common Stock issuable upon the exercise of the Option shall be paid: (i) in full in cash at the time of the exercise, (ii) with the consent of the Committee, in whole or in part in common stock held by the Holder for at least six months valued at Fair Market Value (as defined in the Plan) on the date of exercise, or (iii) if approved by the Committee in its discretion, by assigning to the Company a sufficient amount of the proceeds from the sale of shares of Common Stock to be acquired pursuant to such exercise and instructing the broker or selling agent to pay that amount to the Company, which amount shall be paid in cash to the Company on the date such shares of Common Stock are issued to the Grantee. With the consent of the Committee, payment upon the exercise of this Option may be made in whole or in part by Restricted Stock that has been held by the Grantee for at least six months (based on the fair market value of the Restricted Stock on the date the Option is exercised, as determined by the Committee). In such case, the Common Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor.

4.	Termination of Director Status.

(a) Should Grantee’s service as a member of the Board terminate for any reason (other than Disability, Death or cause), this Option may be exercised (to the extent such Option was exercisable at the time of termination) for a period of 90 days from the date of such termination or until the Expiration Date, whichever period is shorter.

(b) Disability. Should the Grantee’s service as a member of the Board terminate by reason of Disability, this Option may be exercised (to the extent such Option was exercisable at the time of termination) for a period of 12 months from the date of such termination or until the Expiration Date, whichever period is shorter.

(c) Death. Should the Grantee die while a member of the Board, this Option may be exercised (to the extent such Option was exercisable at the time of death) by, where appropriate, the Grantee’s transferee or legal representative, for a period of 12 months from the date of death or until the Expiration Date, whichever period is shorter.

(d) Cause. Should the Grantee’s service as a member of the Board be terminated for cause (including, but not limited to, any act of dishonesty, unethical conduct, willful misconduct, fraud or embezzlement, or any unauthorized disclosure of confidential information or trade secrets), any unexercised portion of this Option will immediately terminate and cease to be exercisable on the date of such termination.

(e) Continuation of Service. Notwithstanding anything to the contrary in this Agreement, Grantee’s cessation of service as a member of the Board (other than for cause) shall not be treated as a termination under this Agreement if the Grantee continues without interruption to serve the Company thereafter in a material manner in one (or more) capacities (e.g., service as an employee or consultant), as determined by the Committee in its sole discretion.

5.	Privilege of Stock Ownership.

Until the Option has been exercised and such Shares acquired upon exercise are fully vested, Grantee shall not have any rights to vote the Shares or the right to receive any cash or other dividends declared thereon.

6.	Certain Corporation Transactions.

The provisions of the Plan applicable to a Change of Control (as defined in the Plan) shall apply to this Option and, in the event of a Change of Control, this Option shall fully vest.

7.	Withholding.

The Grantee hereby agrees to make appropriate arrangements with the Company for the satisfaction of any federal, state or local income tax withholding requirements applicable to the exercise of this Option.

8.	Compliance with Laws and Regulations.

(a) The obligations of the Company to deliver the Shares pursuant to this Option shall be subject to the condition that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of such Shares, the Shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of Shares to Grantee upon exercise of this Option is subject to applicable taxes and other laws or regulations of the United States or any state having jurisdiction thereof.

(b) In connection with this Grant, Grantee will execute and deliver to the Company such representations in writing as may be requested by the Company so that it may comply with the applicable requirements of federal and state securities laws.

(c) Grantee agrees to be bound by the Company’s policies regarding the transfer of shares of the Company’s Common Stock and understands that there may be certain times during the year in which Grantee will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, hypothecating or encumbering the Shares after the applicable restrictions have lapsed.

9.	Liability of Company.

(a) If as of the Grant Date the Shares exceed the number of shares that may without stockholder approval be issued under the Plan, then this Option will be void with respect to such excess shares unless stockholder approval of an amendment sufficiently increasing the number of shares issuable under the Plan is obtained in accordance with the provisions of the Plan.

(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this Option will relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval is not obtained.

10.	No Employment Contract.

Nothing herein or in the Plan confers upon Grantee any right to continue in the employ or service of the Company (or any subsidiary) as a member of the Board or otherwise or interferes with or restricts in any way the rights of the Company (or any subsidiary), which are hereby expressly reserved, to discharge Grantee at any time for any reason or no reason, with or without cause. Except to the extent the terms of any employment or service contract between the Company (or any subsidiary) and Grantee may expressly provide otherwise, neither the Company nor any of its subsidiaries is under any obligation to continue the employment or service of Grantee for any period of specified duration.

11.	Notices.

Any notice required to be given or delivered to the Company under the terms herein will be in writing and addressed to the Company, Attention: Finance, at its corporate office at 700 Pennsylvania Drive, Exton, Pennsylvania 19341. Any notice required to be given or delivered to Grantee will be in writing and addressed to Grantee at the address provided above or such other address provided in writing by Grantee to the Company. All notices will be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12.	Assignment.

The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Grant may be assigned by the Company without Grantee’s consent.

13.	Applicable Law.

The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions hereof.

14.	Construction.

(a) These terms and conditions and the Grant evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the express terms and provisions of the Plan, which terms are incorporated herein.

(b) This Grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have authority to interpret and construe the Grant pursuant to the terms of the Plan, and all decisions of the Committee with respect to any question or issue arising under the Plan or these terms and conditions will be conclusive and binding on all persons having an interest in this Grant.

15.	Documents.

By signing below, you agree to be bound by the applicable terms of the Plan and acknowledge that following document have been made available to you: the Plan, the Summary of the Adolor Corporation 2003 Stock-Based Incentive Compensation Plan and the Adolor Corporation Form 10-K for Fiscal Year Ended December 31, 2008.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Adolor Corporation has caused this Agreement to be executed in duplicate on its behalf by its duly authorized officer and the Grantee has also executed this Agreement in duplicate.

ADOLOR CORPORATION

Michael R. Dougherty President & CEO

Date:

I hereby accept the Grant described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee:
[NAME]

Address:

Date: